Exhibit 10.1

P.A.M. TRANSPORTATION SERVICES,  INC.
NONSTATUTORY STOCK OPTION AGREEMENT
2006 STOCK OPTION PLAN

THIS NONSTATUTORY STOCK OPTION AGREEMENT (the “Option” or the “Agreement”) is made on _________________ (the “Effective Date”), by and between P.A.M. TRANSPORTATION SERVICES,  INC.,  a Delaware corporation (the “Company”), and _______________________ (the “Optionholder”).

The Company, pursuant to the terms of the P.A.M. Transportation Services, Inc. 2006 Stock Option Plan adopted by the Company’s Board of Directors on March 2, 2006 (the “Plan”), hereby grants an option of ________ shares of common stock of the Company (“Common Stock”) to the Optionholder at the price and in all respects subject to the terms, definitions and provisions of this Agreement.

1.      Option Price. The Option price for each share shall be the Market Price on _____________________, or ____________ per share of the Common Stock as determined by the Company.

2.      Exercise and Option.  This Option shall be exercisable at any time and from time to time pursuant to the performance and vesting schedules and in accordance with the terms of this Agreement as follows:

(a)        Performance Schedule.  Common Stock granted by this Option shall be earned in four quarterly installments and one annual installment based upon the Company’s operating ratio (“OR”) for each quarter in _______ and its annual OR for year-ended _______.  The OR shall be determined by generally accepted accounting principles and as disclosed to the public in its quarterly and annual earnings releases.  The dates that the shares shall become earned shall be the dates of the earnings releases (“Release Date”).  The Common Stock shall be earned each quarter and annually as shown in the following schedule:

OR	Quarterly Earned Common Stock	Annual Earned Common Stock

[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]

Any shares of Common Stock that are not earned in any given quarter or at year end shall be forfeited.  Earned shares of Common Stock shall be exercisable as described below.

(b)   Vesting Schedule. Shares of Common Stock shall vest and become exercisable in installments as indicated below:

Percentage of shares vesting	Cumulative percentage of shares vesting	Vesting Date

[ ]%	[ ]%	1st anniversary of Release Date
[ ]%	[ ]%	2nd anniversary of Release Date
[ ]%	[ ]%	3rd anniversary of Release Date
[ ]% [ ]%	[ ]% [ ]%	4th anniversary of Release Date 5th anniversary of Release Date

(c)           Method of Exercise.  This Option shall be exercisable by a written notice, which shall:

(i)           state the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his or her address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

(ii)           contain such representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be satisfactory to the Company’s counsel;

(iii)           be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionholder, be accompanied by proof, satisfactory to the Company’s counsel, of the right of such person or persons to exercise the Option.

(iv)           be accompanied by payment to the Company of the full Option price for the shares with respect to which the Option is exercised.  The option price shall be paid in the following manner:

(A)           full payment in cash or equivalent;

(B)           full payment in shares of Common Stock, which shall have been held for more than six (6) months, having a fair market value on the exercise date equal to the option price; or

(C)           any combination of subclauses “(A)” and “(B)”, equal to the aggregate of the option price.

(d)           Securities Exemption.  The Company shall not be required to issue or deliver any certificates for shares of Common Stock purchased upon the exercise of an option (i) prior to the completion of any registration or other qualification of such shares under any state or federal laws or rulings or regulations of any government regulatory body, which the Company shall determine to be necessary or advisable, or (ii) prior to receiving an opinion of counsel satisfactory to the Company that the sale or issuance of such shares is exempt from these registration or qualification requirements.

(e)           Restrictions on Exercise.  As a condition to the exercise of this Option, the Company may require the person exercising the Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

(f)           Termination, Death or Disability.

(i)
In the event the Continuous Service of the Optionholder shall be terminated by the Company without cause, shares of Common Stock that have been earned will immediately vest and may be exercised at any time within ninety (90) days after such termination of Continuous Service.

(ii)
In the event the Continuous Service of the Optionholder shall be terminated by the Company for cause, the vested and unexercised portion, the earned but unvested portion, and the unearned portion of this Option shall be forfeited immediately.

(iii)
In the event the Continuous Service of the Optionholder shall be terminated by the Employee for any reason other than death or Disability, the unvested and unearned portion of the Option shall be forfeited immediately.  The vested portion may be exercised on the ninetieth day after such termination of Continuous Service, if the Optionholder has not become employed by another company in the motor freight business in the United States, Canada, or Mexico, in which case all vested shares shall be forfeited.

(iv)
In the event the Continuous Service of the Optionholder shall be terminated due to Disability, the earned shares of Common Stock shall become immediately vested and may be exercised at any time within twelve (12) months after such Disability, but in no case later than the date on which the Option would otherwise terminate.

(v)
If the Optionholder shall die while employed by the Company, the earned shares of Common Stock shall immediately vest and may be exercised by the Optionholder’s estate, by the person who acquires the right to exercise such Option upon his or her death by bequest or inheritance, or by the person designated by the Optionholder to exercise the Option upon the Optionholder’s death.  Such exercise may occur at any time within twelve (12) months after the date of the Optionholder’s death or such other period as the Committee may at any time provide, but in no case later than the date on which the Option would otherwise terminate.

(vi)	This Option shall terminate the day before the 10th anniversary of the Effective Date, unless otherwise noted.

3.      Non Transferability of Option. This Option may not be assigned or transferred other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Optionholder only by him or her.

4.      Stock Subject to the Option.  In addition to the restrictions set forth above, the Company and the Optionholder agree that the Common Stock of the Company acquired pursuant to this Agreement shall not be sold or transferred for 180 days after issuance and shall be subject to the other restrictions set forth in the Plan and subject to the restriction as set out in Paragraph 5 of this Agreement.

5.      Right of First Refusal.  The Optionholder shall not sell or transfer the Common Stock of the Company acquired pursuant to this Agreement without first providing to the Company a notice of intent to sell (the “Notice”) at least five (5) days prior to the intended sale date.  After the Notice, the Company shall have until the close of business on the fourth business day after the Notice to agree to purchase the shares intended for sale.  If the Company exercises its right to purchase the shares, the purchase shall be on the fifth day after the Notice and the purchase price shall be the fair market value of the Common Stock on that day.  If the Company does not exercise its right, then the Optionholder shall have ten (10) business days thereafter to sell the shares.

6.      Adjustments Upon Changes in Capitalization.  The number of shares of Common Stock subject to this Agreement shall be proportionately adjusted for any change in the stock structure of the Company because of share dividends, recapitalization, reorganizations, mergers or other restructuring.

7.      Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Optionholder at the address appearing in the personnel records of the Company for the Optionholder or to either part at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

8.      Sale or Merger.  The Option shall become immediately exercisable upon the sale or merger of the Company whereby the Company is not the surviving entity.  The Option shall be exercisable to the extent Optionholder was entitled to do so at the time of sale or merger.

9.      Benefits of Agreement.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and heirs of the respective parties.  All obligations imposed upon the Optionholder and all rights granted to the Company under this Agreement shall be binding upon Optionholder's heirs, legal representatives, and successors.  This Agreement shall be the sole and exclusive source of any and all rights which the Optionholder, his heirs, legal representatives or successors may have in respect to the Plan or any options or Common Stock granted or issued hereunder, whether to himself or to any other person.

10.    Plan Amendments. This Agreement shall be subject to the terms of the Plan as amended except that this Agreement may not in any way be restricted or limited by any Plan amendment or termination approved after the date of this Agreement without the Optionholder’s written consent.

11.  Terms. Any terms used in this Agreement that are not otherwise defined shall have the meanings ascribed to them in the Plan.

12.  Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties.  No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Optionholder have caused this Agreement to be executed as of the Effective Date.

COMPANY

PAM TRANSPORTATION SERVICES, INC.

By: __________________________________
 Name:  _______________
       Title:  ________________

OPTIONHOLDER

By:  __________________________________
                                                 [Name of Optionholder]